
                                                                                    EXHIBIT 12


                    MERRILL LYNCH PREFERRED CAPITAL TRUST II
                    MERRILL LYNCH PREFERRED FUNDING II, L.P.
                      COMPUTATION OF RATIOS OF EARNINGS TO
          COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS
                             (dollars in thousands)



                             FOR THE THREE MONTHS ENDED           FOR THE THREE MONTHS ENDED
                                    March 31, 2006                       April 1, 2005
                          ----------------------------------  ---------------------------------
                            MERRILL LYNCH     MERRILL LYNCH      MERRILL LYNCH    MERRILL LYNCH
                              PREFERRED         PREFERRED          PREFERRED        PREFERRED
                          CAPITAL TRUST II  FUNDING II, L.P.  CAPITAL TRUST II FUNDING II, L.P.
                          ----------------  ----------------  ---------------- ----------------


Earnings                         $  6,186          $  7,242            $  6,186        $  7,225
                                 ========          ========            ========        ========


Fixed charges                    $      -          $      -            $      -        $      -

Preferred securities
 distribution requirements          6,000             6,186               6,000           6,186
                                 --------          --------            --------        --------

Total combined fixed charges
 and preferred securities
 distribution requirements       $  6,000          $  6,186            $  6,000        $  6,186
                                 ========          ========            ========        ========

Ratio of earnings to combined
 fixed charges and preferred
 securities distribution
 requirements                        1.03              1.17                1.03            1.17